Exhibit (a)(1)(vi)

QUILMES INDUSTRIAL (QUINSA), S.A.

Offer To Purchase For Cash

Up to 8,400,000 of its Class B Shares (Including Class B Shares Held as American Depositary Shares)
at
A Purchase Price of Not Greater Than $9.50 Nor Less Than $8.00 per Class B Share

THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 10:00 A.M. NEW YORK CITY TIME (WHICH IS 4:00 P.M. LUXEMBOURG TIME), ON THURSDAY, SEPTEMBER 16, 2004, UNLESS THE OFFER IS EXTENDED.

August 18, 2004

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Quilmes Industrial (Quinsa), S.A., a Luxembourg corporation (“Quinsa” or the “Company”), to act as Dealer Manager in connection with the Company’s offer to purchase up to 8,400,000 of its Class B shares (including Class B shares held as American Depositary Shares (“ADSs”)) at a purchase price not greater than $9.50 nor less than $8.00 per Class B share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase dated August 18, 2004 (the “Offer to Purchase”), the related Letter of Transmittal to Tender American Depositary Shares (the “ADS Letter of Transmittal”) and the related Letter of Transmittal to Tender Shares (the “Share Letter of Transmittal”) (which collectively, as they may be amended or supplemented from time to time, together constitute the “Offer”). Each of the Company’s ADSs represents two Class B shares and is evidenced by an American Depositary Receipt (an “ADR”). The Bank of New York acts as depositary for the ADSs, pursuant to that certain Amended and Restated Deposit Agreement dated as of February 28, 2002 (the “Deposit Agreement”), by and among the Company, The Bank of New York (as depositary under the Deposit Agreement) and the holders and beneficial owners from time to time of ADRs. The Bank of New York is also the tender agent for the receipt of tenders of ADSs under the Offer to Purchase (the “ADS Tender Agent”).

The Company will determine a per Class B share price, not greater than $9.50 nor less than $8.00 per Class B share, that it will pay for the Class B shares (including those tendered as ADSs) properly tendered and not properly withdrawn pursuant to the Offer taking into account the number of Class B shares (including those tendered as ADSs) so tendered and the prices specified by tendering holders. The Company then will select the lowest purchase price that will allow it to purchase 8,400,000 Class B shares (including those tendered as ADSs), or such lesser number (including those tendered as ADSs) as are properly tendered and not properly withdrawn, pursuant to the Offer. Since each ADS represents two Class B shares, the Company will treat each tender of an ADS as a tender of the two underlying Class B shares. Upon the terms and subject to the conditions set forth in the Offer to Purchase, including the proration provisions, the related ADS Letter of Transmittal and the related Share Letter of Transmittal, the Company will purchase at the same price all Class B shares validly tendered, regardless of whether a holder of Class B shares tendered at a lower price than the purchase price that the Company selects for the Class B shares, and all ADSs at twice the Class B share purchase price, regardless of whether a holder of ADSs tendered the Class B shares represented by the ADSs at a lower price than the purchase price the Company selects for the Class B shares.

Class B shares (including those tendered as ADSs) tendered at prices in excess of the relevant purchase price and Class B shares (including those tendered as ADSs) not purchased because of proration will be returned or otherwise released at the Company’s expense to the stockholders who tendered such Class B shares and/or ADSs promptly after the Expiration Date (as defined in the Offer to Purchase). The Company expressly reserves the right, in its sole discretion, to purchase additional Class B shares (including those tendered as ADSs) subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated August 18, 2004;

2. ADS Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the ADR(s) evidencing the ADSs and all other required documents cannot be delivered to the ADS Tender Agent by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4. A form of letter that you may send to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 6 OF THE OFFER TO PURCHASE.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 10:00 A.M. NEW YORK CITY TIME, WHICH IS 4:00 P.M. LUXEMBOURG TIME, ON THURSDAY, SEPTEMBER 16, 2004, UNLESS THE OFFER IS EXTENDED.

For ADSs to be properly tendered pursuant to the Offer, (1) the ADR(s) evidencing the ADSs or confirmation of receipt of such ADSs under the procedure for book-entry transfer, together with a properly completed and duly executed ADS Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the ADS Letter of Transmittal, must be timely received by the ADS Tender Agent, or (2) the tendering ADS holder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the ADS Letter of Transmittal.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent as described in the Offer to Purchase) for soliciting tenders of Class B shares and/or ADSs pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Class B shares and/or ADSs pursuant to the Offer, subject to Instruction 7 of the ADS Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Company, the Information Agent, the ADS Tender Agent or Dexia Banque Internationale à Luxembourg (the Share Tender Agent for the Offer), for the purpose of the Offer.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

UBS Securities LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE ADS TENDER AGENT, THE SHARE TENDER AGENT OR ANY OTHER AGENT WORKING FOR US OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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